Delaware Group Limited-Term Government
Funds
Delaware Limited-Term Government Fund

Proxy Results
(Unaudited)
--------------
The shareholders of Delaware Group limited-
Term Government Funds (the "Trust") approved the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned.
The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the Trust
(shareholders of all series of the Trust voting together).


Shares Voted For
Shares Voted Withhold Authority
Thomas L. Bennett
22,633,716.505
395,672.990
Jude T. Driscoll
2,630,123.654
399,265.841
John A. Fry
22,634,769.147
394,620.348
Anthony D. Knerr
22,632,530.273
396,859.222
Lucinda S. Landreth
22,641,216.219
388,173.276
Ann R. Leven
22,620,212.346
409,177.149
Thomas F. Madison
22,626,369.105
403,020.390
Janet L. Yeomans
22,644,583.820
384,805.675
J. Richard Zecher
22,623,830.439
405,559.056

2. To approve the use of a "manager of
managers" structure whereby the investment manager of the Fund will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker
Non-Votes
Delaware Limited-Term Government Fund
18,076,230.633
864,959.604
691,209.258
 3,396,990.000